Exhibit 4.6
Material marked [*] has been omitted pursuant to a request for confidential treatment. This material has been filed with the Commission separately.
EXCLUDED PORTFOLIO AGREEMENT
This excluded portfolio transfer agreement is made and entered into on this 7 day of May 2009 by and between:
(1)	Eksportfinans ASA, Dronning Maudsgt. 15, 0250 Oslo, Norway (Norwegian organisation number 816 521 432) (“Eksportfinans”); and

(2)	Kommunekreditt Norge AS, Beddingen 8, 7014 Trondheim, Norway (Norwegian organisation number 963 415 524) (“KK”)
WHEREAS,
(A)	Eksportfinans is the sole shareholder of KK and has decided to sell its shares in KK to focus its activities on export financing;

(B)	Kommunal Landspensjonskasse gjensidig forsikringsselskap (“KLP”) has made an indicative offer for all shares in KK; and

(C)	A condition for completion of the transactions contemplated by the SPA (as hereinafter defined) is that KK divests its portfolio of loans to banks and other financial institutions and certain other selected loans prior to the completion of KLP’s acquisition of the shares in KK.
NOW THEREFORE, Eksportfinans and KK hereby agree as follows:
1 DEFINITIONS
For the purposes of this Agreement, the following capitalised terms shall have the following meanings when used herein:
“Agreement” means this excluded portfolio transfer agreement and the schedules attached hereto;
“Business Day” means any day (excluding a Saturday or Sunday) when commercial banks are open for business in Norway;
“Closing” and “Closing Date” shall have the meanings ascribed to such terms in Clause 3.1;
“Effective Date” means 31 March 2009;
“Excluded Portfolio” means (i) the loans granted by KK to banks and other financial institutions which were outstanding as of 31 March 2009, and (ii) certain other selected loans granted by KK that were outstanding as of 31 March 2009, all as further identified in Schedule 1;
“IFRS” means International Financial Reporting Standards as further described in the notes to KK’s audited financial statements for 2008;
“Loan Purchase Price” shall have the meaning ascribed to such term in Clause 2.2;
“March Accounts” means the interim financial statements for KK for the period ending on 31 March 2009 prepared in accordance with IFRS and have been subject to a limited review by PricewaterhouseCoopers AS;

“NOK” means Norwegian kroner, the currency of the Kingdom of Norway;
“Parties” means KK and Eksportfinans; and
“SPA” means the share purchase agreement entered or to be entered into between Eksportfinans and KLP regarding KLP’s purchase of all shares in KK from Eksportfinans.
2 THE TRANSACTION
2.1 Purchase and Sale
Upon the terms and subject to the conditions herein set forth, at the Closing Date KK will sell, transfer and deliver the Excluded Portfolio with effect from the Effective Date to Eksportfinans and Eksportfinans will purchase and acquire all rights and title to the Excluded Portfolio.
2.2 Loan Purchase Price
The aggregate purchase price payable by Eksportfinans as consideration for the Excluded Portfolio shall be equal to the actual value of the Excluded Portfolio as set out in the balance sheet as of 31 March 2009 included in the March Accounts, i.e. NOK 10,799,658,166 (the “Loan Purchase Price”).
The Loan Purchase Price shall be paid to KK at Closing by way of set-off against an equal amount of the funding loan granted by Eksportfinans to KK.
3 CLOSING
3.1 Time and place
Subject to the satisfaction or waiver of the conditions set out in Clause 3.2, the consummation of the sale and purchase of the Excluded Portfolio hereunder (the “Closing”) shall be effected at the offices of Eksportfinans at Dronning Maudsgt. 15 in Oslo at 11:00 hours (Oslo time) on the first Business Day following the Business Day on the last of the closing conditions set out in Clause 3.2 is satisfied or waived, or at such other place, time or date as the Parties may otherwise agree in writing (the date and time of Closing shall herein be referred to as the “Closing Date”).
3.2 Closing Conditions
The obligations of the Parties to sell and purchase the Excluded Portfolio and to take the other actions required to be taken by them at Closing are subject to the satisfaction or waiver by the parties to the SPA of the conditions set forth in Clause 3.3 of the SPA (other than the conditions relating to the transfer of the Excluded Portfolio in accordance with this Agreement).
3.3 Closing Obligations
3.3.1 KK’s Closing Obligations
At the Closing KK shall:
(i)	notify in writing the borrowers and other counterparties under the Excluded Portfolio that the loans comprised by the Excluded Portfolio and all of KK’s rights, entitlements and obligations relating thereto have been transferred to and assumed by Eksportfinans with effect from the Closing Date (such notice to be in the form attached hereto as Schedule 3.3.1(i)), and deliver to Eksportfinans a copy of all such notices; and

(ii)	execute and deliver to Eksportfinans a set-off confirmation in the form attached hereto as Schedule 3.3.1(ii), whereby the Parties confirm that KK’s entitlement to the Loan Purchase

Price has been set off against an equal amount of the funding loan provided by Eksportfinans to KK.
3.3.2 Eksportfinans’ Closing Obligations
At the Closing, Eksportfinans shall execute and deliver to KK a set-off confirmation in the form attached hereto as Schedule 3.3.1(ii), whereby the Parties confirm that KK’s entitlement to the Loan Purchase Price has been set off against an equal amount of the funding loan provided by Eksportfinans to KK.
4 PRO & CONTRA
The Bank Portfolio shall be transferred to Eksportfinans with accounting effect (as determined by IFRS) from the Effective Date. Unless otherwise follows from this Agreement, the costs and revenues relating to the Excluded Portfolio for the period ending on the Effective Date shall be for the account of KK, whereas any costs and revenues relating to the Excluded Portfolio for the period from the Effective Date shall be for the account of Eksportfinans.
5 MISCELLANEOUS
5.1 EGM Approval
The Parties acknowledge that this Agreement shall be approved by the general meeting of KK in accordance with Section 3-8 of the Norwegian Limited Companies Act 1997 no 44.
5.2 Governing law and dispute resolution
This Agreement shall be governed by and construed in accordance with the laws of Norway, with Oslo District Court as legal venue.
*      *      *
IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year first above written.

Eksportfinans ASA		Kommunekreditt Norge AS

By:	/s/ Gisele Marchand	By:
Name:		Name:
Title:		Title:

Schedules:
1	Excluded Portfolio details
3.3.1(i)	Form of Transfer Notice
3.3.1(ii)	Form of Set-off Confirmation

Schedule 1
 1

[*]

[*]

Schedule 3.3.1(i)
FORM OF NOTICE OF TRANSFER

To:	[•]

From:	Kommunekreditt Norge AS (the “Existing Lender”) and Eksportfinans ASA (the “New Lender”)

Date:	[ ] 2009
[Name of Borrower]- NOK [identify facility agreement] DATED [•] (THE “AGREEMENT”)
1	Reference is made to the Agreement.

2	You are hereby notified that by an agreement dated [•] May 2009 and made between the Existing Lender and the New Lender, it has been agreed to transfer all of the Existing Lender’s commitments, entitlements, rights and obligations (as lender) under the Agreement to the New Lender in accordance with Clause [•] of the Agreement.

3	The effective date for such transfer is 31 March 2009 (the “Effective Date”).

4	With effect from the Effective Date, the New Lender will be the lender under the Agreement and the Existing Lender shall be released from all of its obligations under the Agreement.

5	The address, fax number and attention details for the New Lender are as follows:

Eksportfinans ASA Dronning Maud’s gate 15 0250 Oslo Fax no.: [•] Att.: [•] Account No.: [•]

6	This Notice of Transfer is governed by Norwegian law, with Oslo City Court (Oslo tingrett) as legal venue.

Existing Lender:	New Lender:
Kommunekreditt Norge AS	Eksportfinans ASA

By:	By:
Name:	Name:
Title:	Title:

Schedule 3.3.1(ii)
FORM OF
SET-OFF CONFIRMATION
Reference is made to:
1	the Excluded Portfolio Agreement dated 7 May 2009 (the “Transfer Agreement”) and made between Kommunekreditt Norge AS (as seller) (“KK”) and Eksportfinans ASA (as buyer) (“EF”) for the transfer of the Excluded Portfolio (as defined therein) from KK to EF; and

2	the funding made available by EF (as lender) to KK (as borrower).
Defined terms used herein shall have the meaning given to such terms in the Transfer Agreement, unless otherwise defined herein.
KK and EF hereby agree as follows:
(i)	The Loan Purchase Price under the Transfer Agreement amounts to NOK [•].

(ii)	With effect from the [date hereof]:
a)	KK’s entitlement to the Loan Purchase Price under the Transfer Agreement is hereby set-off against KK’s obligations to repay an equal amount of funding to EF and thereby reducing the amount outstanding between KK and EF by an amount of NOK [•].

b)	The set-off as set out above shall constitute full and final settlement by EF of the payment of the Loan Purchase Price under the Transfer Agreement,
(iii)	This set-off confirmation is governed by Norwegian law, with Oslo City Court (Oslo tingrett) as legal venue.
Oslo,                      [•] 2009

Kommunekreditt Norge AS	Eksportfinans ASA

By:	By:
Name:	Name:
Title:	Titie: